EXHIBIT 99.2

            3D SYSTEMS APPOINTS FLAHARTY TO HEAD EUROPEAN OPERATIONS

VALENCIA, Calif.--(BUSINESS WIRE)--Sept. 17, 1999--3D Systems Corp. (Nasdaq/NM:TDSC - news) today announced that Grant Flaharty has been promoted to the newly created position of vice president and general manager, 3D Systems Europe, and named an officer of the company.

Mr. Flaharty previously was vice president, finance and administration, 3D Systems Europe.

The company's European operation will move toward becoming a unified business entity, with corporate and branch offices in various countries. Mr. Flaharty will report directly to Brian Service, 3D Systems chief executive officer, who noted that this change acknowledges the value and importance the company places upon its European operations.

Prior to joining 3D Systems in 1998, Mr. Flaharty, 38, was the director of manufacturing finance at Qualcomm Inc., a developer of wireless communications products. Previously, he held the position of operations controller at Motorola Inc.

He is a graduate of Regis College with a degree in accounting and is also a certified public accountant.

About 3D Systems

3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

The company's systems utilize patented stereolithography (SLA) and 3D printing technologies, which fabricate solid objects from digital input. This process offers significant competitive advantages by substantially reducing the time and cost required to design, develop, and manufacture products.

The company also licenses 3D Keltool(R), a commercially proven moldmaking solution that produces prototype, bridge and production tooling inserts.

Based in Valencia, 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, phone 888/337-9786 ext. 717 or visit the company's Web site at www.3dsystems.com. For investor information, call 3D Systems' shareholder communications service at 800/757-1799.

Note to Editors: 3D Systems and SLA are trademarks, and Keltool and the 3D logo are registered trademarks of 3D Systems.


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Contact:

     3D Systems Corp., Valencia
     Mary Woods, 661/295-5600 ext. 2508
     woodsm@3dsystems.com


          or

     Foley Freisleben LLC, 213/955-0020
     John Foley, foley@folfry.com
     Jerry Freisleben, freisleben@folfry.com


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